Exhibit 10.3.4
OHB-System AG
Universitätsallee 27-29
28359 Bremen, Germany
November 25, 2008
Re: Memorandum of Agreement by and between ORBCOMM Inc. (“ORBCOMM”) and OHB-System AG (“OHB”) concerning Amendment #1, dated as of June 5, 2006, as amended (collectively, with all exhibits, schedules and modifications thereto, the “Amendment”), of Concept Demonstration Satellite Bus, Integration Test and Launch Services Procurement Agreement B10LG1197, dated March 10, 2005 (collectively, with all exhibits, schedules and modifications thereto, the “Procurement Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amendment.
Ladies and Gentlemen:
The undersigned parties agree and acknowledge that ORBCOMM has entered into the CDS and Five Quick Launch Satellites Support Services Agreement dated as of November 1, 2008 (the “Satellite Support Services Agreement”) between ORBCOMM and KB Polyot-Joint Stock Company or its affiliates (“Polyot”), which is a sub-contractor to OHB under the Amendment and the Procurement Agreement, in order to expedite the completion of the in-orbit testing of the concept demonstration satellite and five Additional Satellites launched on June 19, 2008 (the “Satellites”). Under the terms of the Satellite Support Services Agreement, Polyot will work directly with ORBCOMM to perform a portion of the Work under the Amendment and the Procurement Agreement associated with the completion of the in-orbit testing of the Satellites, as set forth in the Satellite Support Services Agreement (the “In-Orbit Testing”).
OHB agrees to cooperate with ORBCOMM and Polyot and provide any information and access to relevant OHB personnel reasonably requested by ORBCOMM and Polyot to enable Polyot to provide the In-Orbit Testing services directly to ORBCOMM under the Satellite Support Services Agreement.
OHB agrees to reimburse ORBCOMM US$100,000 for amounts paid by ORBCOMM to Polyot pursuant to the Satellite Support Services Agreement. In satisfaction of OHB’s reimbursement obligations hereunder, ORBCOMM may set off and deduct such amount from any payments due or amounts credited to OHB under the terms of the Amendment for Milestones 12 through 17 thereto and the Procurement Agreement for Milestone 10 thereto.

ORBCOMM agrees to promptly pay to OHB the outstanding invoice in the amount of $450,000 for all outstanding time and material charges pursuant to the Memorandum of Agreement between the parties dated July 2, 2008.
OHB shall, within two business days of its receipt from Polyot (time being of the essence), deliver to ORBCOMM any and all documentation received by OHB pursuant to Contract #11, dated from October 27, 2008 between Polyot and OHB, for the development and supply of documentation needed for on-orbit control of the ORBCOMM spacecraft bus units.
Except as expressly set forth in this Memorandum of Agreement, all other terms of the Procurement Agreement and the Amendment, including all exhibits thereto, shall remain in full force and effect. For the avoidance of doubt, neither this Memorandum of Agreement nor the Satellite Support Services Agreement shall affect any potential warranty claim under the Procurement Agreement and/or the Amendment.
IN WITNESS WHEREOF, the parties have caused this Memorandum of Agreement to be executed as of the day and year first written above.

ORBCOMM INC.	OHB-SYSTEM AG

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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